EXHBIT 99.1

FOR IMMEDIATE RELEASE

          CommScope to Provide Business Review and Outlook at Investor Meeting

Hickory, NC — (December 4, 2006) CommScope, Inc. (NYSE: CTV) today announced that it plans to provide a business review and outlook today at an investor meeting beginning at 11:00 a.m. (CT) at the Renaissance Dallas-Richardson Hotel in Richardson, Texas.

CommScope Chairman and Chief Executive Officer Frank M. Drendel and other executive officers plan to discuss recent accomplishments, review global trends and highlight why the Company believes it is positioned for long-term profitable growth.

“CommScope’s expanding portfolio of infrastructure solutions continues to enable many new and exciting communications services,” said Drendel.  “We are excited about our long-term opportunities.”

The Company also plans to reconfirm its fourth-quarter 2006 and calendar-year 2007 guidance as outlined in the third-quarter earnings announcement on October 26, 2006.

Webcast
All interested investors are invited to listen to the webcast and view the slides.  Registration for the webcast is required and available at http://www.videonewswire.com/event.asp?id=36407.  The registration page can also be accessed from the Investor Relations Presentations page of CommScope’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=101146&p=irol-presentations.

Those wishing to listen to the Internet webcast on the day of the event should plan to connect online 10-15 minutes before the start of the conference.  For anyone unable to listen to the live event, an archive event broadcast will be available on the Investor Relations Presentations page of CommScope’s website for a limited period of time.

Order Correction
CommScope today also corrected orders announced for the first nine months of 2006.  The revisions did not affect any amounts reported in the Company’s financial statements for any period. Total orders during the first nine months of 2006 were $1.274 billion (as opposed to previously announced orders of $1.337 billion).  The revision primarily affected orders in the first quarter of 2006.   Corrected orders are: $400.4 million for the first quarter, $488.8 million for the second quarter and $384.6 million for the third quarter of 2006.

About CommScope
CommScope (NYSE: CTV — www.commscope.com) is a world leader in the design and manufacture of “last mile” cable and connectivity solutions for communication networks. Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements
This press release contains forward-looking statements regarding, among other things, the business position, plans, outlook, revenues, margins, earnings, global manufacturing initiatives, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. These forward-looking statements are identified by the use of certain terms and phrases, including but not limited to “intend,” “goal,” “estimate,” “expect,” “project,” “plan,” “anticipate,”  “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected.  The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, changes in cost and availability of key raw materials and our ability to recover these costs from our customers through pricing; the challenges of executing our previously announced global manufacturing initiatives; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; the risk that our internal production capacity and that of our contract manufacturers may be insufficient to meet customer demand for our products;  the risk that customers might cancel orders placed or that orders currently placed may affect orders in the future; continuing consolidation among our customers; competitive pricing and acceptance of our products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets; increased obligations under employee benefit plans; ability to achieve expected sales, growth and earnings goals; costs of protecting or defending our intellectual property; variability in effective tax rate and ability to recover amounts recorded as value-added tax receivables; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives; regulatory changes affecting us or the industries we serve; authoritative changes in generally accepted accounting principles by standard-setting bodies; political instability; and any statements of belief and any statements of assumptions underlying any of the foregoing.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission, which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
Phil Armstrong	Betsy Lambert, APR
Investor Relations	Media Relations
(828) 323-4848	(828) 323-4873